UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

MODUSLINK GLOBAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2009, the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of ModusLink Global Solutions, Inc. (the “Company”) approved the ModusLink Global Solutions, Inc. FY 2010 Executive Management Incentive Plan (the “Bonus Plan”). The Bonus Plan is designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of the Company and its subsidiaries. The Bonus Plan relates to the Company’s fiscal year ending July 31, 2010. The Bonus Plan covers the executive officers of the Company among other individuals as determined by the Compensation Committee. Target bonus percentages for participating executive officers were previously approved and reported by the Company on a Current Report on Form 8-K dated September 29, 2009.

Performance under the Bonus Plan will be measured based upon the Company’s fiscal 2010 results for revenue (“Revenue”), operating income (“Operating Income”) and free cash flow from operations (“Free Cash Flow”). A portion of each participant’s target bonus percentage will be allocated to each of the components on a 20%, 40% and 40% basis among Revenue, Operating Income and Free Cash Flow, respectively.

As to each component, performance is measured relative to threshold, target and maximum levels. Cash payments under the Bonus Plan may range, subject to the terms of the Bonus Plan, from 25% at threshold performance to 100% at target performance, to 200% at maximum performance (with a sliding scale applying between levels).

A participant’s payout under the Bonus Plan will be calculated by multiplying for each component (A) the participant’s target bonus percentage, by (B) the weight percentage associated with the component, by (C) the achievement level for such component, by (D) the participant’s base salary; and then adding the three resulting amounts.

The foregoing description is subject to, and qualified in its entirety by, the Bonus Plan filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: October 22, 2009	By:	/S/ STEVEN G. CRANE
Steven G. Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	ModusLink Global Solutions, Inc. FY2010 Executive Management Incentive Plan.